Exhibit 99.1

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

2-6-08/4:00 pm CT

Confirmation #31743210

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

February 6, 2008

4:00 pm CT

Operator:	Good afternoon ladies and gentlemen. And welcome to the BakBone Software Third Quarter Fiscal Year 2008 conference call.

At this time all participants are in a listen only mode.

Following today’s presentation there will be a question and answer session.

At this time for opening remarks and instructions I’d like to turn the call over to Ms. Jennifer Trager, Investor Relations for BakBone Software.

Please go ahead Ms. Trager.

Jennifer Trager:	Thank you. And welcome to everyone to today’s call.

As a reminder BakBone is a March 31st year end company and therefore we are reporting our Third Quarter Fiscal 2008 results today.

On this conference call we’ll provide non-GAAP financial results.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

2-6-08/4:00 pm CT

Confirmation #31743210

This conference call is being recorded for a replay and is being webcast.

An archive of today’s webcast will be available on our web site following the call.

The purpose of today’s conference call is to discuss BakBone Software’s bookings and cash results from the Third Quarter of 2008.

Participating on the call are BakBone Software’s CEO Jim Johnson, and Interim CFO Mike Compton.

Before we start the call today I would like to make some comments on forward-looking statements.

Today’s conference call including the question and answer period may include forward-looking statements that involve risks, uncertainties, assumptions and other factors which if they do not materialize or prove correct could cause BakBone’s results to differ materially from historical results or those expressed or implied by such forward-looking statements.

Our forward-looking statements should be considered in the context of the risk factors disclosed in our most recent report filed with the Securities and Exchange Commission as well as those risk factors disclosed in our current report filed with the Canadian Securities Administrators.

The company undertakes no responsibility to update the information on this conference call under any circumstances.

Our press release was issued today over the wire services after market closed and it also has been furnished to the SEC as an 8-K filing.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

2-6-08/4:00 pm CT

Confirmation #31743210

The press release is also available on our web site at www.BakBone.com in the Investor Relations Section under SEC Filings.

With that I would like to turn the call over to Jim Johnson, CEO of BakBone Software.

Jim Johnson:	Thank you Jennifer. Good afternoon ladies and gentlemen and welcome to today’s conference call.

It has been almost two months since our last call and we have had some very positive updates.

We had a productive third quarter and I am going to start the call by sharing some of those highlights.

Then Mike Compton, Interim CFO, will provide additional color on the bookings and cash figures as well as provide a brief update on the restatement process.

After Mike covers the financials I’ll speak to some of the most recent announcements.

The call will then conclude with a question and answer period.

For the Third Quarter of Fiscal Year 2008 total worldwide bookings from the sale of software licenses and maintenance contracts was $15.7 million. This is an increase of approximately 16% from bookings of $13.5 million in the Second Quarter of Fiscal Year 2008 and approximately a 9% decrease from 17.2 million for the Third Quarter of Fiscal Year 2007.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

2-6-08/4:00 pm CT

Confirmation #31743210

In Fiscal Year 2007 during the third quarter we booked an exceptionally large license deal with one direct customer. The year-over-year decrease in bookings for Third Quarter of 2008 was due to an expected decrease in license bookings from the same customer.

If we normalized our booking figures by excluding the license and maintenance dollars associated with a single customer in both Third Quarter of 2007 and 2008, we saw bookings grow approximately 16% year-over-year.

To further peel back the onion, year-over-year third quarter bookings from VAR licenses increased approximately 13%. Maintenance renewals increased by 32% and new maintenance contracts increased by 23%.

So as you can see we continue to outpace the software storage market which IDC projects will grow at an 11% compounded annual growth rate through the year 2011.

Our business continues to be equally distributed across three regions: North America; Europe, Middle East and Africa; and Asia-Pacific.

All of our regions saw strong double digit year to year growth during the third quarter. EMEA grew nearly 30%; North America approximately 20% and Asia-Pacific was approximately 15%.

We completed 50 license orientated customer transactions of over $25,000 in the quarter with customers that included Consolidated Edison, Metropolitan Bank Group and Jet Aviation.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

2-6-08/4:00 pm CT

Confirmation #31743210

As we mentioned on our last conference call, on October 1, 2007 we introduced Version 8.0 of NetVault Backup with integrated continuous data protection capabilities.

NetVault Backup offers broad cross platform support for Linux, Windows and Solaris environments and it’s won multiple awards for its ease of use, reliability and extensive features.

Version 8.0 of NetVault Backup adds real time true CDP capabilities. It enhances operational efficiencies, reduces system’s downtime, improves data availability, it increases security to support the business growth of enterprise environments.

Version 8.0 has been well received by both the industry and analysts and our customers.

Our OEM relationship with Teradata continues to proceed on course post divestiture of Teradata by NCR. BakBone continues to maintain our position as the leading data protection provider for Teradata and we are represented as the advocated backup and restore software solution for their Fortune 500 customers.

Teradata continues to deliver positive quarter-over-quarter bookings growth for BakBone.

And BakBone and NetApp continue to work hand-in-hand to provide enhanced data storage software and hardware solutions for the global marketplace.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

2-6-08/4:00 pm CT

Confirmation #31743210

Tech Data, one of Network Appliances distribution vehicles, has now added BakBone’s product to their line card. This channel enhances our ability to deliver future unit growth.

Third quarter license bookings from Sun Microsystems increased 85% from the Second Quarter of 2008. We are still at the early stages of this partnership and we continue to work with Sun to achieve both of our strategic objectives.

Sun and BakBone partner at the field level to drive awareness and demand of NetVault Backup through Sun’s channel development partners.

Now I’ll ask Mike to give you some additional details on our bookings and cash figures.

Mike.

Mike Compton:	Thanks JJ. I’ll begin by summarizing our cash position and other key numbers followed by discussing in a little more detail the bookings.

Finally I’ll conclude with a brief update on the restatement process and our process improvement initiatives.

BakBone’s total cash balance as of December 31, 2007 was $8.3 million as compared to $8.9 million as of September 30, 2007 representing a slight decrease from the prior quarter.

DSO for the Third Quarter of Fiscal 2008 improved to 41 days from 45 days the previous quarter.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

2-6-08/4:00 pm CT

Confirmation #31743210

BakBone is a global company and currently has about 266 employees worldwide.

As JJ mentioned BakBone reported $15.7 million of booked business. Bookings were comprised of approximately 50% software licenses and 50% services and maintenance.

In the previous quarter the Second Quarter of Fiscal 2008, this mix was 58% software licenses and 42% services and maintenance.

Services increased as a percentage of bookings in Q3 of Fiscal Year 2008 due to the signing of a significant annual maintenance renewal deal from a single direct customer totaling almost $2 million.

As you know bookings are not a GAAP revenue metric and accordingly should not be construed as revenue.

However bookings do accurately represent the dollar amount of business that was signed in the quarter.

In Q3 2008 software sales generated through channels were approximately 85% of our total software bookings. This compares to roughly 83% in the Second Quarter of Fiscal 2008 and 53% in the Third Quarter of Fiscal 2007.

The number of deals that were greater than $25,000 for the Third Quarter of Fiscal 2008 increased 25% over the same quarter a year ago.

On the December 17th conference call I provided a comprehensive description of the restatement process up to that point.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

2-6-08/4:00 pm CT

Confirmation #31743210

Since that date we have made progress and continue to execute against the timeline put in place when I joined the company as Interim CFO at the end of September, 2007.

In our December 17th update I indicated that we believe that there had now been sufficient work and analysis performed in order for us to compile and present our revenue under this new model and with that we are now in the process of finalizing the financial statements and related supporting documents.

That is where we were. As we stand today we have now compiled our financial statements and we have prepared graphs of those as well as our Form 10-K for the period and the scope which as a reminder is for the restatement of Fiscal 2004 and the issuance of our Fiscal 2005 and 2006.

These drafts are now undergoing reviews internally as well as by our independent registered accounting firms.

We continue to work closely with the auditors in the work paper documentation process so that we can issue our audited financial statements as soon as practicable.

Though the process continues we are satisfied with the progress and believe that we now see the path to completing this segment of the process.

As I noted on our December 17th update I want to make clear that upon the issuance of our Fiscal 2006 and prior financial statements the company will still not be considered a current filer as we will need to prepare and file audited financial statements for the Fiscal Year ended March 31, 2007 and our interim financial statements for Fiscal 2008.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

2-6-08/4:00 pm CT

Confirmation #31743210

Also on our last update I mentioned that one of my other priorities was to work on our known deficiencies of the past.

We are continuing to test and evaluate our internal controls, policies, procedures and our information systems. Several initiatives are now underway to address these areas with one of the most key being the implementation of a comprehensive revenue management system which should provide greater automation of processes and improved controls over our bookings and revenue.

Previously many of those steps have been performed manually. The implementation is in process and we are planning to cut over beginning with our Fiscal Year 2009.

I appreciate the opportunity to share with you the progress that is being made on all of these fronts and we will continue to update you as to our progress.

And with that I’ll turn the call back over to JJ.

Jim Johnson:	Thanks Mike. Operationally we started the fourth quarter on the right foot. In early January, BakBone won DoSTOR’s 2007 Product of the Year Award for Backup and Recovery Software.

DoSTOR is China’s most prestigious event honoring leading software provider’s systems and solutions in the storage field. DoSTOR’s online readers, EMEA editors and industry analysts chose NetVault Backup as the winner for its unparallel ease of use, flexibility and ease of operation.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

2-6-08/4:00 pm CT

Confirmation #31743210

This recognition further cements our product’s position as a leader in the backup and recovery market. But nothing speaks louder than when we sign on new customers.

To further expand our penetration of the Chinese market we have just signed an agreement with one of China’s largest storage software distributors. We will be announcing additional details of this partnership in the near future.

Additionally I am particularly pleased about two important deals that were inked in January. First, our EMEA region has signed their largest enterprise deal to date. The customer ODL Securities trades in foreign exchange, on exchange futures and over-the-counter derivatives on behalf of clients from the Americas. BakBone will be providing backup solutions for their entire enterprise environment.

Second, just this morning we announced that we have entered into a worldwide OEM agreement with Silicon Graphics, Incorporated, also known as SGI.

Under this agreement NetVault Replicator has been chosen as the replication technology to power SGI’s Infinity Storage, NEXIS NAS, and Altec server solutions. SGI will include NetVault Replicator with every SGI Infinity Storage, NEXIS NAS solution that is shipped worldwide.

Additionally, NetVault Replicator will be added to the SGI worldwide price list making it available as an optional solution to SGI’s Altec’s Itanium and XEON-based servers running SUSE Linux.

And NetVault Replicator will be available through SGI and SGI’s authorized resellers around the world.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

2-6-08/4:00 pm CT

Confirmation #31743210

Under a separate agreement, BakBone has signed a distribution agreement with SGI in order to address the large demand for backup turnkey solutions across Europe, Middle East and Africa.

SGI will distribute BakBone’s NetVault Backup product to its reseller channel throughout the EMEA region.

The partnership with SGI will enable BakBone to significantly expand its channel base. The SGI reseller base has very little overlap with our current EMEA resellers.

So in summary we are pleased with the sequential increases in bookings in the Third Quarter of Fiscal 2008. All of our regions experienced good growth from the prior quarter in both software and maintenance.

Additionally BakBone has experienced an increase in the number of signed large enterprise accounts and we continue to grow the company strategy partnerships as evidenced in the recently announced worldwide OEM relationship this morning.

As Mike stated we have made progress towards concluding the restatement and the audit process as well.

So as we enter the home stretch precluding Fiscal Year 2008 we are optimistic about the future and expect to see BakBone flourish in Fiscal Year 2009.

With that I’ll open it up now to questions. Operator, please star the question and answer session.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

2-6-08/4:00 pm CT

Confirmation #31743210

Operator:	At this time if you would like to ask a question, please press star 1 on your telephone keypad. Once again that’s star 1 to ask a question.

We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Steve Wolfe with Platinum Partners.

Jim Johnson:	Hi Steve. This is JJ.

Steve Wolfe:	Hey JJ. Hey Mike. Wanted to get a little bit of understanding regarding kind of outlook for the next 12 months; it seems like fairly NetVault is getting a lot of momentum; you’re getting some awards; you’re starting some new distribution deals.

What kind of outlook does this have for the next 12 months given the value proposition that your solution has in this marketplace?

Jim Johnson:	We think it’s a positive outlook. But, you know, we typically don’t give any guidance at this point in time.

But, you know, as you can see we’re obviously trying to move the company in the right direction.

Steve Wolfe:	And when you spoke about the 30% growth in EMEA, was this, you know, kind of relying on one large deal or does it have to do with kind of more widespread pick up across the EMEA region?

Jim Johnson:	No, it was really more on the widespread side. We’re just seeing a good growth in our business there.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

2-6-08/4:00 pm CT

Confirmation #31743210

Steve Wolfe:	Okay. And with respect to the decline in cash, can you give me a little bit color as to what was the decline related to? Did you have a larger expense in one are or another Mike?

Mike Compton:	Hi Steve. The decline in cash is really more or less almost the timing issue related to when we expected some of our collections to occur. It’s more or less a temporary decrease right now.

Steve Wolfe:	Okay, but was there any significant expenses on the auditor or legal side?

Mike Compton:	No, actually this quarter our expenses were in line with expectations.

Steve Wolfe:	Okay. And any chance of, I mean anything else going on with respect to, you know, some of the reasons that you spoke about was with respect to China, Asia-PAC. I mean where are you seeing the largest areas of opportunity over the next 12 months?

Jim Johnson:	Good question Steve. You know, I think it we’re seeing it across the board in all of our geos and, you know, that’s the thing that I think excites us. It’s not just in one geo but across the board worldwide because we are a global company.

Steve Wolfe:	All right, great.

Jim Johnson:	Thanks Steve.

Steve Wolfe:	Thank you.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

2-6-08/4:00 pm CT

Confirmation #31743210

Operator:	Your next question comes from the line of Edwin Bindseil with Bindseil Advisors.

Jim Johnson:	Hi Edwin. Hello?

Edwin Bindseil:	Jim and Mike. This is Ed Bindseil. Hey I have a question regarding your fully diluted number of shares outstanding.

Jim Johnson:	What is the question though?

Edwin Bindseil:	Actually is how many are there? What is your – what are the number of shares fully diluted that are outstanding?

Mike Compton:	It’s approximately 82 million shares.

Edwin Bindseil:	Okay. That is the answer to the question. Thank you.

Jim Johnson:	Thanks Ed.

Edwin Bindseil:	I’ll pass it onto somebody else.

Jim Johnson:	All right, great. Thank you.

Operator:	Once again if you would like to ask a question, please press star 1 on your telephone keypad. Again that’s star 1 to ask a question.

Your next question comes from the line David Lerner.

Jim Johnson:	Good afternoon David.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

2-6-08/4:00 pm CT

Confirmation #31743210

David Lerner:	Hi guys. Hi Mike. Hi Jim.

Jim Johnson:	Hi, how are you?

David do you have a question?

Jennifer Trager:	Operator did David’s line get dropped?

Operator:	David if you could press star 1 to ask a question.

David your line is open.

David Lerner:	Hi, you guys there?

Jim Johnson:	Yeah, David.

Mike Compton:	Hi David.

David Lerner:	Seems there’s always problems here. Hi guys.

Jim Johnson:	Hi again.

David Lerner:	I just want to clarify, last year in calendar Q1 there was a huge uptick in cash from calendar Q4.

So Mike is that what you’re saying, there were no extraordinary expenses but there should be a big uptick in cash the way the bookings went? Even though there’s one large customer seemed to be less than it was last year, there was still a big order from one large customer so we would expect some uptick in cash in the early part of the current quarter.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

2-6-08/4:00 pm CT

Confirmation #31743210

Is that correct or incorrect?

Mike Compton:	With the bookings up obviously that will result in cash as we collect it for sure.

David Lerner:	Right, so I mean the press release did say there was some absorbitant similar to the press releases in the past that there was going to be an – I don’t know the exact verbiage. I don’t have it in front of me.

So it wasn’t a huge legal accounting expense quarter. It was the way bookings were derived to have cash coming in sometime soon.

Mike Compton:	In this – in Q3 that’s correct.

David Lerner:	Thank you for answering that. All of these graphs of all of these documents in the current quarter, Jim I heard you say in the home stretch I thought you would say in the home stretch that fixing your financials, not the home stretch to the year but it sounds like it’s both, right. It looks like we’re in the home stretch here with our financials.

What I heard you say was in Fiscal ‘09 which would start in March you’re now going to have these internal systems in place going forward for revenue recognition issues and such.

Mike Compton:	Right David. It’s actually beginning in April just to be clear. Our financial systems are in the process of being deployed right now and going through testing.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

2-6-08/4:00 pm CT

Confirmation #31743210

We haven’t seen anything that would indicate that cutting over April 1st which is our Q1 of Fiscal ‘09 is a problem at this point.

David Lerner:	Okay. One last question in reference to – actually I have two questions.

The Sun Microsystems up 85 Cents – 85%, could it have been on a couple of hundred thousand dollar base or it’s something more significant than that?

Mike Compton:	Well I think as we mentioned it’s in early stage and growing and, you know, it’s, you know, so 85% is what we grew from last quarter.

David Lerner:	Last silly question, if one of these big customers, a cornerstone customer for you, were acquired by a much larger customer, do you have any internal thoughts of what that would do to that customer or it’s too open-ended and impossible to?

Mike Compton:	Well if that happened then we would address it at that time. It’s kind of hard to predict the future of one customer buying another customer.

David Lerner:	Well what if that one customer is announced, you know, if there was already some sort of, you know, public announcement to the market that they were going to be one company?

Mike Compton:	Yeah, I can’t predict the future on large M&A acquisitions.

You know, obviously we have a very pleased customer base and that one customer is very happy with our solutions today. We continue to work with that customer as of today.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

2-6-08/4:00 pm CT

Confirmation #31743210

David Lerner:	Okay. Last financial question. All of the filings that you were discussing earlier and there seems to be a lot of them, right, there’s a lot of Qs, a lot of Ks, is there some quarter here in the short term that there is going to be a tremendous accounting expense outside of, you know, what we’ve seen in the past?

Mike Compton:	Well I can pretty well give you some, you know, rational views that as we push this thing to filing we’ve got both firms as well as there will be appropriate legal reviews of all the documents.

So as we get closer there’s clearly going to be increases in some of that spending.

But it’s certainly in our mind as to how much that’s going to be and, you know, I wouldn’t characterize it as extraordinarily large compared to what we’ve done historically.

But going forward once we get through this I do expect them to come down to a more normal level.

But right now we’re trying to push this thing across the goal line so I would expect that there will be some increases as all these firms are fully engaged and help us complete the process.

David Lerner:	And when would you expect the next update as far as that progress is going with strictly based on the financials?

Jim Johnson:	David this is JJ. When we have news we will publicly make that information available.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

2-6-08/4:00 pm CT

Confirmation #31743210

David Lerner:	Okay, long time no see guys. Happy and a healthy new year to all, go Giants, Super Bowl, and…

Jim Johnson:	Thanks David.

David Lerner:	… we’ll talk to you soon. Thanks.

Jim Johnson:	Bye-bye.

Operator:	Once again to ask a question, please press star 1 on your telephone keypad. And that’s star 1 to ask a question.

And there are no further questions at this time.

Jennifer Trager:	Thank you to everyone who participated on today’s call.

With that we will – oh, it looks like we have one follow-up call Operator.

Operator:	You do have a follow-up from the line of Edwin Bindseil.

Jennifer Trager:	Okay, go ahead.

Edwin Bindseil:	How about addressing the Sarbanes-Oxley?

And where do we stand when we complete the restatement of the financials and are able to be in compliance from that end?

What are our ongoing status, what’s our ongoing status and what or how do we stand with regard to the future compliance with Sarbanes-Oxley?

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

2-6-08/4:00 pm CT

Confirmation #31743210

Mike Compton:	Actually I think a large part of that work has already been completed and some of the deficiencies that we’re working on as I briefly discussed will allow us to complete the process.

So we’re pretty happy right now with the status of that and our internal audit group is working very hard to ensure that we’ve covered all of those basis so that as our independent accounting firms come in to review all of this work we’ll be ready for them.

Edwin Bindseil:	Are we in a position where we’re not having to comply with some of the sections because of size?

Mike Compton:	No.

Edwin Bindseil:	That means we do have to then.

Mike Compton:	Yes.

Edwin Bindseil:	Thank you very much.

Mike Compton:	You’re welcome.

Jennifer Trager:	All right, thank you again to everyone who participated on today’s call. Thank you for joining us.

And we look forward to speaking with you in the future. Have a great afternoon.

Operator thank you very much.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

2-6-08/4:00 pm CT

Confirmation #31743210

Operator:	You’re welcome and this concludes today’s conference call.

You may now disconnect.

END